EXHIBIT 99.1

AMERICAN EAGLE
OUTFITTERS

Reports Third Quarter Fully Diluted EPS of $0.37
on Total Sales Increase of 3.0%

Warrendale, PA, November 14, 2002 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced its consolidated financial results for the third quarter ended November 2, 2002:

Third Quarter Ended November 2, 2002
  Total sales increased 3.0% to $374.5 million from $363.7 million for the quarter ended November 3, 2001.
  Sales for the third quarter 2002 included $21.7 million from the Bluenotes/Thriftys operation, compared to $29.4 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 5.2% for the quarter ended November 2, 2002.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 7.0% when compared to the corresponding period last year.
  Net income for the quarter decreased to $27.1 million, or $0.37 per share on a diluted basis, from net income of $30.7 million, or $0.42 per share on a diluted basis last year.

Year-to-Date for the Thirty-Nine Weeks Ended November 2, 2002
  Total sales increased 7.0% to $971.6 million from $907.6 million for the thirty-nine weeks ended November 3, 2001.
  Sales for the thirty-nine weeks ended November 2, 2002 included $58.0 million from the Bluenotes/Thriftys operation, compared to $70.9 million for the corresponding period last year.
  Comparable store sales for the American Eagle Outfitters stores declined 5.0% when compared to the same thirty-nine week period last year.
  Consolidated comparable store sales, which include American Eagle and Bluenotes/Thriftys stores, decreased 6.2% when compared to the corresponding period last year.
  Net income for the period decreased to $49.9 million, or $0.68 per share on a diluted basis, from net income of $61.6 million, or $0.83 per share on a diluted basis last year.

At 9:00 a.m. EST, on November 14, 2002, the Company's management team will host a conference call to review the financial results. To listen to the call, dial 877-601-0864 at least ten minutes prior to the start of the call. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. A replay will be available from 1:00 p.m. EST November 14th through November 30th. To listen to the replay, dial 1-800-642-1687 and reference confirmation code #6217908. An audio replay of the conference call will also be available at www.ae.com until February 25, 2003.

American Eagle Outfitters is a leading lifestyle retailer that designs, markets and sells its own brand of relaxed, versatile clothing for 16 to 34 year-olds, providing high-quality merchandise at affordable prices. AE's lifestyle collection includes casual basics like khakis, cargos, and jeans; fashion tops like rugbys, polos, and graphic T's; and functional items like swimwear, outerwear, footwear, and accessories. AE's Canadian subsidiary, Bluenotes/Thriftys, targets a slightly younger demographic, offering a more urban/suburban, denim-driven collection for 12 to 22 year-olds. American Eagle Outfitters currently operates 694 AE stores in 48 states and the District of Columbia, 56 AE stores in Canada, and 111 Bluenotes/Thriftys stores in Canada. AE also operates via its Internet business, ae.com.

Company Contacts:

Laura Weil
Judy Meehan
724-776-4857

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	(Unaudited) November 2, 2002	February 2, 2002	(Unaudited) November 3, 2001
ASSETS
Cash and cash equivalents	$115,396	$180,398	$72,951
Short-term investments	57,576	45,085	11,853
Merchandise inventory	181,916	91,096	175,968
Other current assets	69,344	61,451	76,991
Total current assets	424,232	378,030	337,763
Property and equipment, net	270,283	257,731	251,172
Goodwill, net	23,966	23,966	25,039
Other assets, net	22,626	12,994	13,450
Total Assets	$741,107	$672,721	$627,424

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$94,151	$39,067	$77,198
Accrued compensation and payroll taxes	19,093	27,545	24,873
Accrued rent	26,998	29,779	28,522
Accrued income and other taxes	8,277	24,451	3,777
Current portion of note payable	8,929	4,044	4,040
Other current liabilities	18,616	25,056	15,258
Total current liabilities	176,064	149,942	153,668
Note Payable	16,663	19,361	20,352
Other non-current liabilities	8,837	1,366	1,500
Total non-current liabilities	25,500	20,727	21,852
Total stockholders' equity	539,543	502,052	451,904
Total Liabilities and Stockholders' Equity	$741,107	$672,721	$627,424

Current Ratio	2.41	2.52	2.20

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	November 2, 2002	November 3, 2001	November 2, 2002	November 3, 2001

Net sales	$374,471	$363,659	$971,587	$907,599
Cost of sales, including certain buying,
occupancy and warehousing expenses	228,164	214,120	605,507	548,201
Gross profit	146,307	149,539	366,080	359,398
Selling, general and administrative expenses	89,845	88,610	249,138	233,509
Depreciation and amortization	12,969	11,403	37,414	29,352
Operating income	43,493	49,526	79,528	96,537
Other income, net	284	53	1,141	1,898
Income before income taxes	43,777	49,579	80,669	98,435
Provision for income taxes	16,716	18,837	30,810	36,842
Net income	$27,061	$30,742	$49,859	$61,593

Basic income per common share	$0.38	$0.43	$0.69	$0.86
Diluted income per common share	$0.37	$0.42	$0.68	$0.83

Weighted average common shares outstanding - basic	71,559	71,891	71,901	71,416
Weighted average common shares outstanding - diluted	72,405	73,455	73,088	73,880

Total square footage at end of period:

American Eagle Outfitters Stores	3,743,677	3,312,004
Bluenotes/Thriftys Stores	352,210	345,896

Store count at end of period:

American Eagle Outfitters Stores	743	676
Bluenotes/Thriftys Stores	111	112